Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Confluent, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.00001 per share, Confluent, Inc. 2021 Employee Stock Purchase Plan	Other(2)	2,893,841	$20.27(4)	$58,658,157.07	0.0001102	$6,464.13

Equity	Class A Common Stock, par value $0.00001 per share, Confluent, Inc. 2021 Equity Incentive Plan	Other(3)	14,698,954	$23.84(5)	$350,423,063.36	0.0001102	$38,616.63

Total Offering Amount					$409,081,220.43		$45,080.76

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$45,080.76

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock, as applicable.

(2)

Represents 2,893,841 shares of Class A common stock based on an automatic annual increase equal to 1% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on December 31, 2022, which annual increase is provided by the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

(3)

Represents 14,698,954 additional shares of Class A common stock under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”), which consists of (i) 14,469,209 shares of Class A common stock based on an automatic annual increase equal to 5% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on December 31, 2022, which annual increase is provided by the 2021 Plan, and (ii) an additional 229,745 shares of Class A common stock that became available for issuance under the 2021 Plan upon cancellation of an equivalent number of shares of Class B common stock previously issued pursuant to the early exercise of stock options granted under the Amended and Restated 2014 Stock Plan, which shares remained subject to vesting upon repurchase.

(4)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on February 24, 2023, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.

(5)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on February 24, 2023.